UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2022

Entera Bio Ltd.
(Exact Name of Registrant as Specified in Its Charter)

Israel	001-38556	00-0000000
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification)

KIRYAT HADASSAH, MINRAV BUILDING – FIFTH FLOOR, JERUSALEM, Israel 9112002
(Address of principal executive offices) (Zip Code)

+972-2-532-7151
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares, par value of NIS 0.0000769	ENTX	Nasdaq Capital Market
Warrants, each Warrant exercisable for half of an Ordinary Share at an exercise price of $5.85 per Ordinary Share	ENTXW	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 15, 2022 (the “Effective Date”), Entera Bio Ltd., a company organized under the laws of the State of Israel (the “Company”), and Dr. Phillip Schwartz, the Company’s President of Research & Development and a Director, entered into a mutual separation agreement (the “Separation Agreement”), pursuant to which the parties agreed that Dr. Schwartz would resign from his position as the Company’s President of R&D, effective July 21, 2022 (the “Officer Separation Date”) and would resign from the Company’s Board of Directors (the “Board”), effective as of the Effective Date. Pursuant to the Separation Agreement, Dr. Schwartz’s employment agreement, dated June 8, 2014, as amended (the “Employment Agreement”), terminated, other than with respect to those provisions intended to survive termination, including those with respect to confidentiality, non-competition, non-solicitation and intellectual property. Dr. Schwartz’s resignation from the Board was not a result of any disagreement with the Company.

Pursuant to the terms of the Separation Agreement and subject to approval by the Company’s shareholders, Dr. Schwartz is entitled to receive, (i) full acceleration of the option to purchase 100,000 ordinary shares, par value of NIS 0.0000769 (the “ordinary shares”), of the Company (the “2021 Option Grant”), such that all outstanding options to acquire ordinary shares under the 2021 Option Grant not already vested as of the Officer Separation Date shall be fully vested and exercisable, and (ii) such 2021 Option Grant and the option to purchase 357,500 ordinary shares (the “2017 Option Grant” and together with the 2021 Option Grant, the “Existing Options”) will remain exercisable subsequent to the Officer Separation Date, consistent with the original exercise periods under the Existing Options. In addition, subject to approval by the Company’s shareholders, the Company and Dr. Schwartz have agreed to enter into a consulting agreement (the “Consulting Agreement”), pursuant to which Dr. Schwartz will provide the Company with business development services with respect to specific scientific matters or agreed assignments for a gross fee (fixed, hourly rate or other form) as may be agreed by the parties. The Consulting Agreement may be terminated by either party upon 14 days’ notice. In addition, the Separation Agreement provides for the following payments to Dr. Schwartz, all of which would have otherwise been payable in accordance with either Israeli law or pursuant to the Employment Agreement:  a one-time cash separation payment in an amount equal to NIS 537,600 (approximately $155,900); and approximately NIS 737,771 (approximately $213,952) in respect of all other accrued benefits, in each case subject to any mandatory deductions and debts owed to the Company by Dr. Schwartz.

The Separation Agreement additionally contains, among other things, non-disparagement provisions and a mutual release of claims by Dr. Schwartz and the Company. Furthermore, pursuant to the Separation Agreement, Dr. Schwartz has also agreed that, among other things,, until the day following the date of the Company’s 2023 final annual general meeting of shareholders, he will not vote against the Board’s recommendations with respect to each election of directors and any removal of directors, or against any recommendations with respect to the proposals to be submitted to the shareholders at the 2022 shareholder meeting or take such further certain action without the written consent of the Board, as detailed in the Separation Agreement.

The foregoing description of the Separation Agreement and the Consulting Agreement is only a summary and is qualified in its entirety by reference to the full text of the Separation Agreement (of which the Consulting Agreement is attached as an Annex thereto), a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference in this Item 5.02.

Item 9.01 Exhibits

(d) Exhibits.

Exhibit Number	Exhibit
10.1	Mutual Separation Agreement, dated June 15, 2022, by and between Entera Bio Ltd. and Dr. Phillip Schwartz.
104	Cover Page Interactive Data File.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENTERA BIO LTD.

Date: June 17, 2022	By:	/s/ Spiros Jamas
Name: Spiros Jamas Title: Chief Executive Officer